Putnam Global Equity Fund, as of October 31, 2013, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	5,499
Class B	16
Class C	9
Class M	34

72DD2 (000s omitted)

Class R	5
Class R5	0
Class R6	0
Class Y	272

73A1

Class A	0.0750
Class B	0.0070
Class C	0.0070
Class M	0.0280

73A2

Class R	0.0470
Class R5	0.0860
Class R6	0.0900
Class Y	0.1000

74U1	(000s omitted)

Class A	68,182
Class B	1,880
Class C	1,193
Class M	1,072


74U2	(000s omitted)

Class R	100
Class R5	1
Class R6	751
Class Y	2,209

74V1

Class A	12.07
Class B	10.85
Class C	11.43
Class M	11.55

74V2

Class R	11.94
Class R5	12.52
Class R6	12.52
Class Y	12.47

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.